EXHIBIT 99.7

FOR  IMMEDIATE  RELEASE:

                         GENUS SHIPS FIRST 300MM SYSTEM
                           INTO PRODUCTION ENVIRONMENT

SUNNYVALE, CALIF.-AUGUST 9, 2001-Genus, Inc. (Nasdaq: GGNS) this week shipped its first 300mm chemical vapor deposition (CVD) system to a leading semiconductor manufacturer. The Lynx3 system is the first of two systems that were ordered by the customer and will be placed into a production environment. The second system is scheduled for shipment later this quarter.

Bill Elder, chairman and CEO of Genus, said, "I applaud the efforts of all contributors at Genus who helped to make this happen. As our first non-beta 300mm CVD system, this is a significant milestone that takes our core tungsten business from 200mm to 300mm production, as well as an important stepping-stone for delivering our 300mm system to the ALD market later this year."

"Shipping into production fabs is the most powerful testimony of your product's readiness and ability to compete in the marketplace," said Bob Wilson, executive vice president of worldwide sales at Genus. "We fully expect these shipments to help us build momentum in our sales efforts throughout the world."

Genus' Lynx3 300mm deposition tool is designed for robustness and flexibility. It features Genus' proprietary controls and software, and Genus' patented universal process chamber that can be configured for both CVD and ALD processes.
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ABOUT  GENUS
Founded in 1981, Genus, Inc. designs, manufactures and markets capital equipment and deposition processes for advanced semiconductor manufacturing as well as for other, emerging non-semiconductor applications. Genus offers various thin film deposition modules using its own production-proven equipment and processes for both chemical vapor deposition (CVD) and atomic layer deposition (ALD). The deposition processes are used to manufacture integrated circuits for the computer, communications, medical, military, transportation and consumer electronics industries. Genus' customers include semiconductor manufacturers located throughout the United States, Europe and the Pacific Rim including Korea and Japan. Company headquarters are in Sunnyvale, California. For additional information visit Genus' web site at www.genus.com.


COMPANY  CONTACT:                              EDITORIAL  CONTACT:
Debra  Scott                                   Dave  Richardson
Genus,  Inc.                                   Positio
Tel:  (408) 747-7140 Ext. 1407                 Tel:  (650) 815-1006 Ext.108
dscott@genus.com                               dave@positiopr.com